AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2006

REGISTRATION NO. 000-27713

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933
____________________

LITEWAVE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	95-4763671
(State of Incorporation or Organization)	(Identification No.)

1166 Alberni Street, Suite 1006
Vancouver, B.C. V6E 3Z3 Canada

(Address of Principal Executive Offices, Including Zip Code)

(604) 675-7637
Issuer's Telephone Number

Stock Grant Pursuant to Resolution
of the Board of Directors

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
		Proposed Maximum Offering	Aggregate Offering	Amount of
Title of Securities to be Registered	Amount to be registered	Price Per Share (1)	Price	Registration Fee

Common Stock, $.001 par value (2)	4,750,000	$0.025	$118,750	$4.67
Totals	4,750,000	$0.025	$118,750	$4.67

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price as reported on the Over-the-Counter Bulletin Board as of March 17, 2009.

(2) Represents shares of Common Stock to be issued to consultants and employees of the Company pursuant to the Company's 2006 Stock Option Plan.

EXPLANATORY NOTE

     LITEWAVE CORP. ("LiteWave") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

The shares of common stock, $0.001 par value per share, of LiteWave offered hereby (the "Shares") will be sold from time to time by the individual listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to a consulting agreement between the consultant and the Company.

The sales may occur in transactions on the over-the-counter market at prevailing market prices or in negotiated transactions. LiteWave will not receive proceeds from the sale of any of the Shares. The selling shareholder is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

LiteWave's common stock is currently traded on the OTCBB under the symbol "LTWV".

		Number of
	Number of	Shares	Number of
SELLING	Shares Owned	Registered by	Shares Owned	% of Shares Owned by Shareholder
SHAREHOLDERS	Before Sales	Prospectus	After Sale	After Sale

Jean LaFleur	4,750,000	4,750,000	0	0
Totals	4,750,000	4,750,000	0	0

ITEM 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to 1166 Alberni Street, Suite 1006, Vancouver, B.C. V6E 3Z3 Canada.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

     (i) The Registrant's Annual Report Form 10-KSB filed with the SEC on May 16, 2008 for the year ended December 31, 2007 (as amended) and Form 10-Qs filed with the SEC on May 20, 2008, August 18, 2008 and November 20, 2009 for the quarters ended March 31, 2008, June 30, 2009 and September 30, 2008, respectively.

       (ii)  The Registrant's Form 10-SB, as amended, filed November 15, 1999.

       (iii)  All other reports and documents subsequently filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable to the shares of common stock being registered (see Form 10-SB, as amended, originally filed November 15, 1999, for description).

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Dieterich & Mazarei.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.

EXHIBITS

3.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference).

3.2	Bylaws of the Registrant (incorporated by reference).

5.1	Opinion of Dieterich & Mazarei, counsel to the Registrant, regarding legality of securities being registered.

23.1	Consent of Dieterich & Mazarei (included in Exhibit 5.1).

23.2	Consent of STS Partners, LLP, Certified Public Accountants, independent registered public accounting firm

23.3	Consent of Telford Sandovnick. P.L.L.C., Certified Public Accountants, independent registered public accounting firm

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONAFIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, BC, on March 18, 2009.

LITEWAVE CORP

/s/ Francois Dumas
By: Francois Dumas
Its: President and Director

Date: March 18, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Francois Dumas	Dated: March 18, 2009
President and Director

/s/ Harvey Lawson	Dated: March 18, 2009
Chief Financial Officer
Secretary and Director